Exhibit 99.1
Final Transcript

CHART INDUSTRIES: 3rd Quarter 2012 Earnings Call
November 1, 2012/10:30 a.m. EDT

SPEAKERS
Michael Biehl – Executive Vice President, CFO and Treasurer
Sam Thomas – Chairman, President and CEO

ANALYSTS
Eric Stine – Craig-Hallum
Tom Hayes – Thompson Research Group
Rob Brown – Lake Street Capital Markets
Jagadish Iyer – Piper Jaffray
Chase Jacobson – William Blair
Marty Malloy – Johnson Rice
Greg McKinley – Dougherty & Co.

PRESENTATION

Coordinator
Good morning and welcome to the Chart Industries, Inc. 2012 Third Quarter Earnings Conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s Website at www.chartindustries.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until Friday, November 9th. The replay information is contained in the Company’s earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties

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that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the Investor Relations section of the Company’s Website, or through the SEC Website, www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President, CFO and Treasurer. You may begin your conference.

M. Biehl
Thank you Keith. Good morning, everyone. I’d like to thank all of you for joining us today. As I always do, I will begin by giving you a brief overview of our third quarter results. Then Sam Thomas, our Chairman, President and CEO, will provide highlights from the third quarter and comments on current market and order trends we see in each of our business segments. I’ll finish-up by commenting on our outlook for the remainder of 2012.

Reported net income for the third quarter of 2012 of $18.5 million, or $0.61 per diluted share; third quarter earnings would have been $0.66 per diluted share excluding $2.0 million of BioMedical acquisition-related costs, primarily related to the AirSep acquisition. This compares to third quarter 2011 net income of $17.5 million, or $0.59 per diluted share. Third quarter 2011 earnings would have been $0.62 per share excluding $1.2 million of restructuring costs associated with acquisitions.

Sales for the quarter were $254 million, which represents a new quarterly record and an increase of 20%, compared to net sales of $211 million a year ago. Despite slower growth in the global economy for the first nine months of 2012 versus the first nine months of 2011, Chart has been able to maintain a strong order backlog and capitalize on it and we expect to continue to profitably push record volumes through our facilities.

Our gross profit for the quarter was $78 million, or 30.7% of sales, compared with $66.6 million, or 31.5% of sales a year ago. The slight decline is due to changes in product and project mix as well as currency effects.

With respect to Energy & Chemicals or the “E&C” business, sales increased 44% to $83 million in the third quarter. We’re making steady

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progress on several large baseload LNG projects. Gross margins declined to 29.2% in the third quarter compared to 33.1% in the same quarter of last year. It’s important to note that in the third quarter of 2011 we sold some equipment that was previously written-off. This favorably impacted margins by about 3% in the prior year quarter. Excluding this item, margins were down only about 1% due to project mix.

In Distribution & Storage or the “D&S” business, sales increased 17% year over year to $117.8 million in the third quarter. The increase is attributed to higher shipments across a variety of product lines, especially LNG applications. Gross margins for D&S improved to 30.3% compared with 28.2% a year ago. Improved capacity utilization driven by higher volumes and a slight shift to higher margin product sales drove this improvement, which was partially offset by higher than normal employee training costs as we continue to ramp up several capacity expansion projects in D&S.

In our BioMedical business, sales improved slightly to $53.5 million in the third quarter of 2012 compared with $52.6 million for the same quarter in 2011. One month of activity from the AirSep acquisition, which closed in August, added $8.6 million of sales. Respiratory product sales, excluding AirSep, were weak in the quarter, which can be attributed to very soft sales in Europe, a weak euro and a negative impact from the phase-in of Medicare competitive bidding process in the U.S. BioMedical gross profit margins also declined for the year ago period from 36.2% down to 33.8%. Lower volume, currency effects and unfavorable mix in respiratory products due to increased concentrator sales, as well as AirSep related restructuring charges contributed to the weakness. We expect some AirSep acquisition-related restructuring charges in the fourth quarter as well.

SG&A expenses for the quarter were $42.2 million, up $8 million from the same quarter a year ago. This increase is primarily due to the AirSep and GOFA acquisitions, but also includes higher employee-related expenses in our organic operations to support growing demand. SG&A as a percentage of sales was 16.6% compared to 16.2% in the prior year quarter.

Net interest expense was $4 million. This includes $2.3 million of non-cash accretion expense associated with the Company's convertible notes. Therefore, cash interest expense was $1.7 million for the current quarter. Interest expense was $2.4 million lower than the prior year quarter as a result of having our 2% convertible notes and the now the repaid 9-1/8% senior subordinated notes outstanding concurrently for two months during the third quarter of 2011.

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I’ll now turn the call over to Sam Thomas.

S. Thomas
Thank you Michael, and good morning everyone. First some overall comments—throughout 2012, we’ve made it a top priority to successfully execute on the sizable order backlog we were able to build late last year and early this year. We are pleased to report record quarterly sales for the third quarter. Despite pushing record volumes of product through our facilities, we have maintained our focus on profitable growth and strong cash flow generation. We are constantly looking at smart ways to use our existing capacity to exploit high growth, high return opportunities while trying to keep lead times competitive. We also continue to progress with new capacity expansion projects related to natural gas and its use as a replacement for diesel fuel that we feel are entering multi-year growth cycle.

With that said, we’re also well aware of the financial uncertainty, lack of optimism and flattening in economic growth projections for 2013. We’ve experienced some slowing in the rate of order growth, particularly in D&S industrial gas and BioMed respiratory product lines.

For the third quarter of 2012, orders were $233.4 million, up slightly compared with second quarter 2012 orders of $228 million. Order flow at E&C was flat sequentially, primarily due to our own capacity constraints. We expect our capacity expansion projects will allow us to reduce lead times and plan to add new brazed aluminum heat exchanger capacity, which I’ll speak to in more detail, in a few moments.

At D&S, our LNG business continues to gain traction and grow. As you know, we’re the worldwide leader in LNG equipment for the transportation and energy industries, and the only company to address the entire LNG value chain, from liquefaction, through distribution, storage and end use.

BioMedical orders improved from the second quarter, primarily due to the add-on of AirSep order flow. Excluding AirSep, respiratory orders have continued to weaken due to significant headwinds in Europe and continued phase-in of Medicare competitive bidding. Let me comment in a bit more detail about each of the business segments.

Our Energy & Chemicals business holds a backlog of nearly $400 million worth of firm orders. We remain committed to successfully and efficiently delivering those projects to our customers. We continue to expect multiple small and mid-scale LNG project orders over the next few years. Liquefaction capacity will be especially important in North America and

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China to support vehicle fueling opportunities. Our ability to see across the LNG value chain and our discussions with customers are validating these expectations.

Secondly, with low cost ethane and propane feedstock available for the long term, we expect discussions for new world scale ethylene plants and natural gas liquid plants to continue. Finally, large air separation plants will need to be built in China and India to support steel production and coal gasifier projects.

As you may know, all of these projects will need brazed aluminum heat exchangers. Right now, however, global capacity for brazed aluminum heat exchangers is essentially fully utilized. We intend to expand our brazed aluminum heat exchanger production capacity in the U.S. The expansion will include the world’s largest brazing furnace and is expected to increase our capacity by more than 40%. These heat exchangers are a core competency for Chart and we expect this additional capacity will continue to provide a significant competitive advantage.

With respect to Distribution & Storage, total orders of $120 million were essentially flat compared to the second quarter. They were $121 million in the second quarter of 2012. We have seen some LNG order delays as infrastructure projects are taking what we feel is a more realistic timeline. We still believe these long-term growth opportunities will grow.

Our outlook in China is still very positive with respect to LNG opportunities and our capacity expansion projects in China will be fully operational by end of 2012. North American LNG opportunities remain on track, although at a somewhat slower pace than we saw in the first quarter of this year. We’re now seeing the railroad industry testing LNG fueled locomotives as an alternative to using diesel, which could become a significant opportunity for us in the future. Momentum is gathering for high horsepower applications, particularly marine, off-road and stationary power gen diesel replacement.

European engine manufacturers are moving forward on LNG fueled engines across the full spectrum of heavy duty trucks, all the way up to the largest ship board and stationary engines utilizing LNG in place of diesel or bunker fuel. Packaged gas demand remains weak as industrial gas customers continue to work off inventory due to the forecast decline in global growth rates. As a result, we remain cautious for the remainder of 2012 and early 2013 with respect to our industrial gas business.

In our BioMedical business, we’re experiencing much lower than expected demand for respiratory products, particularly liquid oxygen therapy

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products, which is Chart’s historical area of focus. When you strip out the effect of AirSep, orders for liquid oxygen therapy devices and concentrators were weaker in the third quarter compared to the previous quarter. AirSep contributed about $9.3 million of new respiratory orders in the quarter and $2.2 million in commercial on-site oxygen generation orders.

The underlying weakness in respiratory is primarily attributed to soft demand in Europe, especially Southern Europe, where inventory overhang has been an issue—this is among the home healthcare providers. Our business continues to be impacted by the ongoing phase in of Medicare competitive bidding for respiratory products in the U.S., with customers pulling back awaiting announcements of the winners on competitive bidding. In addition, some customer consolidation and the weak euro have had an impact.

We do not believe this is a long-term systemic issue, as medical device demand will ultimately be driven by aging populations globally and the increasing need for long-term oxygen therapy products. Also, with AirSep, an industry leader in both portable oxygen and stationary concentrators, we are less exposed to current European weakness and strategically positioned as demand begins to recover.

Michael will now provide you with our outlook for 2012.

M. Biehl
Thanks Sam. Significant growth in LNG and other energy related business has offset continued weakness in our BioMedical respiratory business and our D&S industrial gas business. While we expected strong growth in energy related applications, the last couple of months have shown that we were somewhat optimistic regarding the second half 2012 recovery in weakening respiratory and industrial gas markets. Therefore, based on current order backlog and business expectations for the fourth quarter, the Company is lowering its earnings guidance for 2012.

We’re tightening our 2012 sales guidance range to $980 million to $1 billion, which is within the range previously forecasted. Full year earnings per share for 2012 are now expected to be in the range of $2.35 to $2.45 per diluted share, on approximately 30 million weighted average shares outstanding. Included in our 2012 earnings estimates are the additional business from AirSep and approximately $0.10 per diluted share of anticipated restructuring charges for recent acquisitions. Excluding these charges, earnings would be expected to fall in a range of $2.45 to $2.55 per share. We still expect a full year effective tax rate in the 30% to 32% range.

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I’d now like to open it up for questions. Because of the recent storm Sandy, Sam and I are in different locations today, so bear with us as we answer your questions. With that said, Keith, please provide instructions to the participants to be able to ask questions.

Coordinator	The first question comes from Eric Stine with Craig-Hallum.

E. Stine
Just wondering if we could start on China. This has kind of been a theme for the entire year in talk of a slowing growth environment. Just hoping for an update on what you see there. It sounds like you continue to be pretty positive, but you still feel that that is in ramp up mode?

S. Thomas
Absolutely. We clearly have seen a weakness and more conservatism or a lack of optimism in ordering in the industrial gas space with the exception of our micro bulk product range. But our LNG related activities continue unabated; if anything, we see customers starting to accelerate their plans and working hard to get more LNG vehicles out, more LNG liquefiers and continue to invest in the infrastructure. So, we continue to see it as being several years in advance of the U.S. opportunity and we’re looking forward to a significant growth in China for LNG.

E. Stine	Just to clarify—did you say that you’re D&S, the expansion in China in D&S—that that will be done by the end of 2012?

S. Thomas
Yes. The current expansion projects, which we have announced, will be completed and fully in production by the end of this year, 2012, and we continue to look at whether additional expansions are required.

E. Stine
I’m wondering if we could just turn to North America and just on the liquefaction side. We’re getting some indications of what Shell is planning. Just maybe some thoughts around what they’re doing and what we could see from some other industry participants.

S. Thomas
What we’ve seen in existing equipment supply that we have for the publically announced Shell activity, particularly in Canada. The expected start up dates have pushed out slightly so that where we were initially struggling to meet the delivery dates for their start up, we’re now comfortable that we can meet all of their expectations based on other factors in their ramp up. They have—as again, they’ve said publically they are hoping to make announcements within the next few months regarding additional investments in LNG liquefiers. So our sense is that their interest and the interest of several other major energy companies is unabated and moving forward.

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What is clear is that as everyone focuses on ensuring that these are brought up into production safely and reliably, that the entire supply base is challenged to meet some of the early expectations that were set.

E. Stine
Okay, and maybe the last one for me, just along those lines and your capacity, I’m just wondering, right now – and I know you’re taking steps to address this in La Crosse – but what’s your ability right now, if any, to handle some of the quick turn projects? Is that something that we shouldn’t think about here in the near-term until more of your expansions come online?

S. Thomas
We’re continuing to ramp capacity at our La Crosse facility within our existing building and within the existing major pieces of equipment. We’re still debottlenecking and adding personnel, and we expect output to continue to improve into the first quarter, irrespective of significant capacity expansion. So opportunities will open up for quick ship opportunities as we get into 2013.

So, we feel pretty good about it. In terms of our sites, the measured slowdown in orders for LNG equipment, as the current orders are digested by the entire supplier base, EPC’s and end users, is allowing us to get caught up in an efficient manner, reduce our lead time and give us more flexibility. In addition, looking at the D&S business, the relative softness of industrial gas demand has meant that we’re able to put more resources into our LNG efforts and ramp up our capacity and reduce lead times. So we feel that we’re very well positioned both now to meet customer expectations and for customer demand in LNG as it ramps up, and industrial gas demand as it comes back.

E. Stine	Okay, thank you very much.

Coordinator	The next question is from Tom Hayes with Thompson Research Group.

T. Hayes
Good morning, gentlemen. A quick question, as you’re going through some of the details, you indicated – at least on the E&C side – with your flat order rate and running at full capacity, did you pass on any business opportunities over this last quarter?

S. Thomas
As we’d indicated on the previous conference call, Cheniere and Bechtel did go forward with orders to Bechtel for the LNG project in Louisiana. We were not the successful bidder on that, largely because we could not meet the – or certainly a major factor was the fact that we could not meet the delivery schedule required by the customer and Bechtel.

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T. Hayes
Secondly, there’s been a lot of news, really all this year and it kind of heated up this quarter, on some of the larger companies, like a GE getting into the LNG, CNG vehicle filling station business. I was just wondering if you could maybe provide an update on that portion of the business and really your outlook.

S. Thomas
Sure. It’s moving forward. We’re working with a number of the major energy companies as well as most, if not all, of the players providing equipment or building LNG fueling stations. As an example, with General Electric, we’re a potential supplier and have cooperation agreements with them, both with respect to small and mid-sized liquifier equipment supply, or station and distribution equipment supply, as well as an announced development project funded by the DoE to develop a solution for filling natural gas vehicles at the home.

T. Hayes	Then one real quick followup. Sam, on your prepared remarks on the BioMed section, you gave us two sales figures for AirSep. I was just wondering if you could repeat that, please?

S. Thomas	I wonder if I could ask Michael to give you those.

M. Biehl	Orders on the LNG side, Tom?

T. Hayes	Yes, I think Sam mentioned there was one on the respiratory side and then I think he mentioned something on the PSA side of the business.

S. Thomas	Oh, I apologize, Tom. What I said was AirSep contributed about $9.3 million of new respiratory orders in the quarter and $2.2 million in commercial onsite oxygen regeneration orders.

T. Hayes	Great. Thank you.

M. Biehl	$11.5 overall for AirSep.

Coordinator	The next question is from Rob Brown from Lake Street Capital Markets.

R. Brown	Good morning. You talked about the rail trial that you’re sort of looking at. Could you give us a sense of how that business could expand and what that opportunity could be?

S. Thomas
Yes. Bear with me just a minute. What we’ve been looking at is the supply of LNG for locomotives. Nominally there are something like 500-1,000 new locomotives built a year and 50-100 locomotives rebuilt with full engine rebuilds per year. Typically the designs that we’ve had in operation historically and are now back doing trials have been a large

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tender car, 30,000 gallon vehicle that supplies a diesel locomotive on either side of it – or a natural gas engine locomotive, I should say, on either side of it. So there would be roughly one tender car available for every two natural gas locomotives.

The total fleet of locomotives is in the 25,000 units range, but they are long-lived assets, so you have this coming under a 1,000 for the 6-7% replacement rate for them. If the conversion is made, it will be significant, because typically if they put the infrastructure in to provide LNG on a given rail line, there will be a desire to run as many of the vehicles as possible on natural gas. The savings are significant. The improvement in emissions is significant.

Everyone seems to believe – and when I talk about everyone, I mean both the railroad operators and owners of locomotives as well as the supply chain – seems to think this has a very highly likelihood of going forward. But you have to temper that with the fact that you’re talking about a multiple year lead time, probably on the order of 3-5 years minimum to get significant penetration and to ramp up.

R. Brown	Second question, could you just give us a sense of the cost of your heat exchanger expansion project, capital costs?

M. Biehl	It will be about in the high 40’s, including the land and the furnace and everything like that, so approaching $50 million. It should be in operation by the beginning of 2014.

R. Brown	Thank you.

Coordinator	The next question comes from Jagadish Iyer from Piper Jaffray.

J. Iyer
Thanks for taking my question. Two questions. First, can you give us some idea about how should we be thinking about the BioMed margins going forward in the fourth quarter and maybe in the first half of 2013 now that AirSep has closed?

M. Biehl
BioMed margins in the fourth quarter should be – now there will be restructuring charges in there – we’re going to have about $0.08 per share of restructuring charges that we expect in the fourth quarter related to this acquisition, so that will damper it a little bit and that’s roughly $3.4 million. But in terms of their gross margin in the fourth quarter, I would expect them to be somewhat similar to what they were at actual rate in this last quarter.

J. Iyer	Okay.

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M. Biehl
Going forward, I would expect that, as we clear out some of those restructuring charges, would expect them to be sort of in the mid-30% range. The concentrators do carry a lower gross margin than our other biomedical products, but would expect them to be sort of that mid-30% range going forward.

J. Iyer
That’s really helpful. Sam, I have a big picture question. As you look into ’13, what are the broader things that we should be looking for in terms of projects, you know, big picture things that one ought to get hold of to look at the growth profile for you guys?

S. Thomas
We see small and mid-scale LNG to be very positive. We’re working on a lot of potential both in China, North America and increasingly several of the energy majors are looking at global expansion, including Europe, Africa, and the rest of Asia. So that’s an area where we’re devoting a lot of our marketing and quotation activity.

Second area is for olefins production, both ethylene purification plants or coldboxes, primarily in North America with at least four plants in the planning stages with a couple of them quite likely to go forward in 2013. There are also a significant number of propane dehydrogenation plants for the production of propylene, both in China and North America that uses propane as a fuel stock.

So, we don’t expect the sort of headline, $100 million or $50 million orders from LNG liquefaction projects – certainly not in the first half of 2013 or potentially not in 2013 at all, because there’s a large backlog of plants being constructed at the moment, and global supplier capacity and EPC capacity is fairly stressed. But the two areas that I’ve mentioned, small and mid-scale LNG, lots of prospects, olefin production, lots of prospects, and finally natural gas processing or NGL liquids plants continue to be strong with plenty of them on the drawing board.

J. Iyer	That’s very helpful. Just one quick housekeeping question. Mike, did you call out how much was the AirSep revenue contribution in the quarter, in Q3?

M. Biehl	It was, I believe, $8.6 million.

J. Iyer	Thanks.

Coordinator	The next question comes from Chase Jacobson with William Blair.

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C. Jacobson
Good morning. Sam, you actually addressed some of my questions in the last answer you gave, but just trying to get a sense on maybe the timing of the next pickup in backlog growth in the E&C business. You mentioned that we probably shouldn’t expect any of the large $100 million awards in the near-term. And it sounds like a lot of what’s going to be going into the new brazing unit may not be related to large LNG, but more on the petrochem side. When we look at these petrochemical projects and we see them move into the EPC phase, what is the lag in timing from when it goes to EPC to when we should be expecting awards for Chart?

S. Thomas
The lead time of those projects is typically driven by the construction of the high temperature furnace, which we don’t participate in, so that is the gating item for EPCs releasing orders for these plants. But I would expect within the three to six month time period following EPC announcements to see orders.

C. Jacobson	Okay. Given where the lead times are in your business now, is it safe to assume that this new unit will have work as soon as it’s up and running?

S. Thomas
That’s certainly our fervent desire. We are moving forward, because we still are confident of the growth in demand because of energy markets. Even if there is no satisfactory resolution of the fiscal cliff issues and 2013 were to end up in decline, we would still move forward because we’re very confident in the medium-term, the two to five year time frame with respect to demand for brazed aluminum heat exchangers, and want to be positioned to supply the customer base.

C. Jacobson
Question for Michael. You mentioned in your prepared remarks that there is a favorable mix in the D&S business. I think over the last few quarters that business has actually had unfavorable mix? Can you just give a little color on what was better this quarter in D&S and if we should expect it to stay that way?

M. Biehl
It’s primarily on the LNG side, in terms of the products, especially in the U.S. Not in China, because those are always typically lower margin than our LNG orders in the U.S., but we have a lot more production of LNG going through the plants in this quarter and would expect that to be comparable in the fourth quarter.

C. Jacobson	So is that LNG tanks or vehicle fuel systems?

M. Biehl	It would be more tanks, station tanks and mobile equipment, not necessarily the truck tanks, but the mobiles and the station tanks and things like that on the LNG side.

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S. Thomas
As we ramp up, our efficiencies are improving on those products and we look to be able to continue to improve efficiencies and enhance gross margin at all three locations – U.S., China and Europe – based on continuous improvement activities.

M. Biehl
The other thing, too, is, as Sam’s indicated, as we ramp up, Owatonna, the leased facility that we entered into in prior years is pretty close to fully operational now, so we’re getting efficiencies out of there. That’s dedicated to LNG equipment.

Coordinator	The next question comes from Marty Malloy, Johnson Rice.

M. Malloy
I wanted to ask a question about the expansion projects. You’ve got a number of projects that have been completed recently or expected to be completed. I’m just trying to get a better idea of how much these projects would add in terms of annual revenue capacity when we look at Lake Charles, Owatonna, Minnesota, and the China D&S expansion project.

S. Thomas
In total it supports growth rates, of our total revenues in the 20-30% range and takes us out to being able to support that, with additional potential in 2014 of expansions through 2014. Typically in individual product lines the capacity additions have been in the 30% to 50% range, but for Chart overall, it looks like they will support revenue growth in the 20% to 30% per year.

M. Malloy
On the brazed aluminum heat exchanger side, you mentioned that the industry capacity was very tight right now. Could you talk about pricing trends there and what that might mean for E&C segment gross profit margins over the next 12 months?

M. Biehl
Marty, as to capacity, with capacity being filled up and as the market continues to grow, E&C margins are sort of in the, average around 30% this year and we would expect that to move up slightly next year to sort of the low 30s. One of the things that will be going through our plants next year are the large scale LNG projects, which tend to have lower margins, so that will dampen some of the margin growth on E&C. Now, the smaller projects that we have going through will be coming through at higher margins that are currently in backlog. So you’ll have an offset by those larger ones, but overall should average sort of low 30s. And as we move up into the future, we should continue to see that margin grow, but not to the same level that in the prior cycle. I think we got up to 42% in the prior cycle when we had a large mid-scale project in there. We don’t think it will get up that high. Ultimately, when we work through some of these bigger projects through backlog, depending upon what the mix is, as we go forward, it could get into the mid-30s or possibly high-30s, but

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that’s hard to call right now based upon what products are in backlog and come through the plant.

M. Malloy	Thank you.

Coordinator	The next question comes from Greg McKinley of Dougherty & Co.

G. McKinley	Could you comment on the level of energy or LNG related backlog within your D&S segment now, just so we can get a sense between sort of industrial and energy-related revenue mix there?

S. Thomas	We typically don’t break that out, Greg, but it is consistently growing and probably represents something on the order of $60 million at the moment.

M. Biehl	I would say, yes, $60-65 million, that’s about right, based upon the orders that we’ve put in the backlog the last two quarters, LNG orders.

G. McKinley
Then one thing I’m just sort of trying to better understand, as the North American LNG fueling infrastructure market builds out, of course the fueling station developers that people talk a lot about are Shell and Clean Energy, are there enough signs occurring in the industry where you expect another energy major or two to throw its hat in the ring and put some assets to work for fueling stations?

S. Thomas
We’re certainly working with several companies who are going down the path of providing LNG liquefiers. So we are optimistic. It is a challenge to accurately reflect the timing of fuel stations going into service, because there’s both the lead times and permitting issues to install the station. You don’t want a startup station if you don’t have a fleet of vehicles that are available to utilize that station and you also have to have LNG available to provide the fuel. So there are inevitable fits and starts as we ramp up all three of those aspects.

G. McKinley
I just want to better understand the distribution channel within your respiratory BioMedical business. I think we all understand who the end customer is; it’s the individual with chronic respiratory disease. But as you’re manufacturing these tanks or concentrators, they’re going into inventory supply for like a home healthcare provider and then a doctor prescribes it and there’s reimbursement for that cost and then it goes to the patient? Can you help us understand the flow of the product and where you’re seeing the disruption in the demand for it, because I’m guessing it isn’t disrupted at all in terms of the consumer need for it.

S. Thomas	Correct. The consumer need is constant and growing, but there is turnover of existing assets which are owned by the home healthcare companies.

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And the home healthcare companies are, by the way, our customers and they are the providers to the individual patients as well as the ones who are invoicing the federal government to receive payment on a monthly basis. And as players change hands, and in the U.S., as an example, there’s some 500-600 home healthcare providers, although the top three probably represent something like 40% to 50% of the total demand or the total patient base.

As we get into competitive bidding and the 90 regions or metropolitan service areas that are currently being competitively bid, there’s uncertainty amongst those home healthcare providers as to who will be the winner. And the same situation exists in Southern Europe. Therefore, there’s a concerted effort by the home healthcare providers to avoid purchasing inventory and to increase the turns of their inventory, so that as units come back from a deceased patient, they are refurbished and sent out to newer patients. So that they’re trying to improve the efficiency of the use of their assets at this time until they know whether they are successful bidders and hence need to make significant purchases or unsuccessful bidders who don’t need additional product.

G. McKinley
And as these processes sort of play out in the U.S. and Italy and Southern Europe, as you said, do you envision that your customer base in terms of number of direct customers consolidates, so you’re doing business with a small number of very large customers?

S. Thomas
That is the stated objective of Medicare, to consolidate the number of home healthcare providers by reducing reimbursements and what we believe will be a natural consequence of consolidation. There will be fewer and larger customer base for us and a major reason for the acquisitions we’ve made in the home healthcare field is to become the clear preferred supplier to this smaller number of more powerful home healthcare providers.

G. McKinley	Thank you.

Coordinator	The next question comes from Bill Priebe from Geneva Capital Management.

B. Priebe
Could you give us an update on additional capacity coming in from in the heat exchanger area, in the U.S. from a company like Linde? If there is any. I had heard there was some plans to bring in some competitors into the U.S. to add to the capacity.

S. Thomas	There’s always discussion. I’m not aware of any publicly announced plans to do so. Linde does manufacture in Germany and in China.

CHART INDUSTRIES, INC.
November 1, 2012/10:30 a.m. EDT

B. Priebe	Okay.

M. Biehl	Air Products is expanding down into Florida, but they make a spiral wound heat exchanger.

B. Priebe	Which you don’t market?

M. Biehl	That’s correct.

Coordinator	If there are no more questions, I will now turn the call back over to Sam Thomas for some concluding remarks.

S. Thomas
We are very pleased with our strong sales growth in the quarter and the continued prospects for significant growth in our LNG and diesel fuel replacement markets. The fiscal cliff or uncertainty has impacted us more than we had anticipated just this past August and we continue to see that as many other industrial companies have been reporting. It’s quite clear to us that capital investment decisions which our equipment are based on optimism of the near future and the ability to utilize that equipment. So we believe that the fiscal cliff issues and the lack of optimism or concern to wait to see what happens is affecting us. However, the availability of credit is a real positive for the North American market so I think it’s fair to say that the we believe that the Fed is doing their job, but we do need our elected officials to resolve the fiscal cliff issues so that there isn’t more uncertainty and hence the potential for confidence going forward. Aside from that, we see this breathing room as an opportunity for Chart to significantly improve its lead time and continue an orderly ramp-up to have capacity available for both the natural gas opportunities and our base industrial businesses as we go forward. I continue to be very optimistic about the long term resurgence of U.S. manufacturing economy and that having very positive benefits for Chart in the medium-term.

With that, thank you very much, and we look forward to speaking to you at the end of the next quarter.